AGREEMENT OF MERGER

     Agreement of Merger ("Agreement") entered into on August 22, 2005, by MEZZANINE INVESTMENT CORPORATION, a Nevada corporation (hereinafter "Mezzanine"), THE LIQUID GROUP, INC., a Nevada corporation (hereinafter "Company"), and MEZZANINE ACQUISITIONS CORP., a Nevada corporation ("Newco").

                                  RECITALS:

     WHEREAS, Newco is a wholly-owned subsidiary of Mezzanine formed solely for the purpose of this transaction;

     WHEREAS, the respective Boards of Directors of Mezzanine, Newco, and the Company, by resolution adopted on or before this date, have each approved this Agreement and the acquisition of the Company by Mezzanine pursuant to this Agreement, and have each approved the Merger of the Company with and into Newco in accordance with the laws of the State of Nevada pursuant to the provisions of this Agreement;

     WHEREAS, the terms and conditions of the Merger, the mode of carrying the same into effect, the manner of converting the capital stock of Company into the right to receive common stock of Mezzanine and such other terms and conditions as may be required or permitted to be stated in this Agreement are set forth below; and

     WHEREAS, for federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and (a) (2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization for purposes of Section 368 of the Code.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

1.   DEFINITIONS

     In addition to terms defined in this Agreement, and unless otherwise defined herein or the context otherwise requires, the terms defined in this
Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any terms herein defined.

     "Accredited Investor" has the meaning set forth in Rule 501 of Regulation D promulgated by the SEC pursuant to the Securities Act.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages,

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dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

     "Intellectual Property" means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all computer software (including data, source codes, and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Material Adverse Effect" means a material adverse effect on the business, financial condition, properties, profitability, prospects, or operations of the company.

     "Permit" means any franchise, license, permit, certificate, authorization, right and other approval of local, state, or federal governmental department, commission, instrumentality, board, agency, or authority.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

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2.   THE MERGER

     2.1 The Merger. At the Effective Date as set forth in Section 2.3 below, Newco shall be merged with and into Company and the separate corporate existence of Newco shall thereupon cease (the "Merger"). Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to exist as the Surviving Corporation under its present name. The separate corporate existence of the Surviving Corporation with all its rights, privileges, immunities and franchises shall continue unaffected by the Merger.

     2.2 Filing. Upon fulfillment or waiver of the conditions specified in this Agreement, and provided that this Agreement has not been terminated in accordance with the provisions hereof, Mezzanine, Newco and Company will cause Articles of Merger in substantially the form of Exhibit "A" attached hereto (the "Articles of Merger") to be executed and filed with the office of the Nevada Secretary of State.

     2.3 Effective Date of the Merger. The Merger shall be effective at the time of the completion of filing of the Articles of Merger with the office of the Nevada Secretary of State, referred to in Section 2.2, which time is herein sometimes referred to as the "Effective Date".

     2.4 Effect of the Merger. The Merger shall have the effects set forth in NRS 92A.250.

     2.5 Further Assurances. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Newco or Company acquired or to be acquired by reason of, or as a result of, the Merger, Newco and Company agree that Newco, Company and their proper officers shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of Newco and Company are fully authorized in the name of Newco and Company otherwise to take any and all such actions.

     2.6 Articles of Incorporation. At the Effective Date, the Articles of Incorporation of Company shall be the Articles of Incorporation of the Surviving Corporation, and may be amended from time to time after the Effective Date as provided by law. From the Effective Date, the Articles of Incorporation, as the same may be amended from time to time as provided by law, separate and apart from this Agreement, shall be, and may be separately certified as, the Articles of Incorporation of the Surviving Corporation.

     2.7 Bylaws. The Bylaws of Company as in effect immediately prior to the Effective Date shall continue unchanged as the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with Nevada law, the Articles of Incorporation of the Surviving Corporation or its Bylaws.

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


     2.8  Directors and Officers.

          2.8.1 Directors. From and after the Effective Date, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Company immediately prior to the Effective Date, each of such persons to serve until a successor is elected and qualified or until his earlier death, resignation or removal. If on or after the Effective Date a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law and the Bylaws of the Surviving Corporation.

          2.8.2 Officers. From and after the Effective Date, each officer of Company immediately prior to the Effective Date shall be an officer of the Surviving Corporation in the same capacity or capacities, until a successor is elected and qualified or until his earlier death, resignation or removal.

     2.9  Conversion and Issuance of Shares.

          2.9.1 Conversion Formula. At the Effective Date, each outstanding share of Company's common stock (the "Common Stock") (excluding any treasury shares of Company), shall be converted into and become the right to receive one share of the voting common stock of Mezzanine (the "Mezzanine Common Stock"). Pursuant to the Merger, Mezzanine will issue a total of 9,312, 500 shares of Mezzanine Common Stock. In addition, at the Effective Date, Mezzanine shall adopt the Company's 2004 Stock Option/Stock Issuance Plan. No options or shares have been, or will be prior to Closing, granted pursuant to the plan.

          2.9.2 Fractional Shares. Mezzanine shall not issue any fractional shares created by the conversion of the shares of Common Stock into shares of Mezzanine Common Stock pursuant to the Merger. In lieu of fractional shares, Mezzanine shall pay in cash the fair value of fractions of a share as of the Closing Date.

          2.9.3 Newco Outstanding Shares. The issued and outstanding shares of Newco, all of which shall be held by Mezzanine at the Effective Date, shall not be converted or exchanged in any manner, but all such shares shall be redeemed by the Surviving Corporation for the sum of one dollar ($1) and such redeemed shares shall be cancelled and returned to the status of authorized and unissued shares. None of such redeemed shares shall be retained by the Surviving Corporation as treasury shares.

     2.10 Surrender of Certificates. As soon as practicable after the Closing Date, each holder of a certificate or certificates which prior thereto represented validly issued and outstanding shares of Common Stock of the Company may surrender such certificate or certificates which shall have been converted pursuant to Section 2.9 hereof. Until so surrendered, each certificate that at the Effective Date represents issued and outstanding shares of Common Stock shall be deemed for all corporate purposes to evidence the ownership of the

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

number of shares of Mezzanine Common Stock into which the shares of Common Stock shall have been converted.

     2.11 Piggyback Registration Rights. Mezzanine hereby grants to each of the shareholders of Company the right to piggyback some or all of the shares of Mezzanine Common Stock received pursuant to this Agreement as set forth in the Description of Registration Rights as attached hereto as Exhibit "B."

     2.12 Employment Agreement. At Closing the chief executive officer of Company shall enter into his employment agreement as set forth in Exhibit "C" attached hereto.

     2.13 Closing.

          2.13.1 Time and Place. The Closing of the Merger ("Closing") shall take place on or immediately after the Effective Date at 4080 Paradise Road, Las Vegas, Nevada, at the time and date mutually agreed to by the parties after the signing of this Agreement, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

          2.13.2 Documents to be Delivered by Company. At the Closing Company shall deliver to Mezzanine the following documents:

               a. The certificate required pursuant to subsection 7.3 hereof.

               b.   The employment agreement required by Section 2.12 hereof.

               c. A representation form of each shareholder of Company as required by Section 5.4 hereof.

               d.   Such other documents as Mezzanine may reasonably request.

          2.13.3 Documents to be Delivered by Mezzanine and Newco. At Closing Mezzanine and Newco shall deliver to Company the following documents:

               a. The certificate required pursuant to subsection 8.3 hereof.

               b.   Such other documents as Company may reasonably request.

               c. Certificates representing the shares of common stock of Mezzanine as required by Section 2.9 hereof.

     2.14 Assumption of Obligation to Issue Shares. Mezzanine hereby expressly assumes the obligation to issue 250,000 shares of its Common Stock to Brett Pojunis pursuant to Section 3.1(c) of the Asset Purchase Agreement dated March 1, 2005, by, between, and among the Company, The Liquid Consulting Group, Inc. and Mr. Pojunis.

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

3.   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Mezzanine and Newco that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the Company Disclosure Schedule attached hereto. The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered sections contained in this Article 3. These representations and warranties are made as an inducement for Mezzanine and Newco to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, neither Mezzanine nor Newco would be a party hereto.

     3.1 Organization and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. Company does not have any Subsidiaries or own any interest in any other entity. Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Paragraph 3.1 of the Company Disclosure Schedule, such jurisdictions comprising all jurisdictions in which Company owns or leases any property, or conducts any business, so as to require such qualification, except as designated in Paragraph 3.1 of the Company Disclosure Schedule and except for jurisdictions in which the failure to so qualify would not result in a Material Adverse Effect on Company.

     3.2 Capitalization. The authorized capital stock of Company consists of 100,000,000 shares of Common Stock, of which 9,312,500 shares are issued and outstanding, 20,000,000 shares of preferred stock, none of which are outstanding, and no shares of Common Stock which are issuable upon the exercise of options, warrants and conversion rights. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Paragraph 3.2 of the Company Disclosure Schedule, (i) no shares of Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Company; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Company, or contracts, commitments, understandings or arrangements by which Company is or may become bound to issue additional shares of capital stock of Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Company; (iv) there are no agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities of Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Company is or may become bound to redeem a security of Company; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; (vii) Company does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of Company's capital stock.

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

     3.3 Directors and Officers. The names and titles of all directors, officers, and significant employees of Company are set forth in Paragraph 3.3 of the Company Disclosure Schedule.

     3.4 Authorization; Enforcement; Compliance with Other Instruments. (i) Company has the requisite corporate power and authority to enter into and perform all actions required under this Agreement; (ii) the execution and delivery of this Agreement by Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Company's Board of Directors and no further consent or authorization is required by Company or its Board of Directors, except as provided as section
5.4 hereof; (iii) this Agreement has been duly and validly executed and delivered by Company; and (iv) this Agreement constitutes the valid and binding obligations of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

     3.5 No Conflicts. The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby will not (i) result in a violation of the Company's Articles of Incorporation or Bylaws, or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture, mortgage, indebtedness, or instrument to which Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations) applicable to Company or by which any property or asset of Company is bound or affected. Except as disclosed in Paragraph 3.5 of the Company Disclosure Schedule, Company is not in violation of any term of, or in default under, the Company's Articles of Incorporation or Bylaws, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to Company, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect on Company. The business of Company is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect on Company. Except as specifically contemplated by this Agreement, Company is not required to obtain any consent, authorization, permit or order of any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement in accordance with the terms hereof.

     3.6 Financials. True copies of the audited financial statements of Company covering the years ended December 31, 2004 and 2003, and unaudited financial statements for the quarter

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

ended June 30, 2005 (the "Company Financial Statements"), have been delivered to Mezzanine by Company. These financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). These financial statements shall include the balance sheets and operating statements required by, and shall comply in all material respects with the requirements of, Item 9.01(a) of Form 8-K promulgated by the SEC.

     3.7 Liabilities. There are no material liabilities of Company, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of Company, its agents or servants occurring prior to June 30, 2005, which are not disclosed by or reflected in the Company Financial Statements. There are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of Company.

     3.8 Absence of Certain Changes or Events. Except as set forth in this Agreement, since the period covered by the Company Financial Statements there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Company, or (ii) any damage, destruction, or loss to Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of Company, any of which individually or in the aggregate would have a Material Adverse Effect on the Company. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

     3.9 Litigation. To the best knowledge and reasonable belief of Company, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving Company, or its assets, properties, or business, nor does Company know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of Company or as to which any of its shareholders is a party adverse to Company or has a material interest adverse to Company.

     3.10 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of Company, except as provided for in the Company

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

Financial Statements, or have been incurred in the normal course of business of Company since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by Company.

     3.11 Permits, Licenses, Etc. Company possess, and are operating in compliance with, all Permits necessary to conduct its business as currently conducted and as proposed to be conducted. Paragraph 3.11 of the Company Disclosure Schedule contains a true and complete list of all Permits of the Company. Each Permit has been lawfully and validly issued, and no proceeding is pending or threatened looking forward to the revocation, suspension, or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension, or limitation of any Permit and, except as set forth in Paragraph 3.11 of the Company Disclosure Schedule, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transactions contemplated hereby.

     3.12 Intellectual Property. Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of their respective businesses as presently conducted and as presently proposed to be conducted. Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses. Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Company has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Company must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Company.

     3.13 Contracts.  Set forth in Paragraph 3.13 of the Company Disclosure
Schedule is a list of each of the following contracts or agreements as to which Company is a party: (i) any material contract not made in the ordinary course of business; (ii) any contract to which directors, officers, security holders are parties in their individual capacities or representing parties other than Company; (iii) any contract upon which the Company is substantially dependent; (iv) any contract for the purchase or sale of any property, plant or equipment for a consideration exceeding 15% of the consolidated assets of the Company; (v) any material lease under which property of the Company is held; and (vi) any management contract or any compensatory plan, contract or arrangement in which any executive officer or director of Company participates. With respect to each such agreement, except as set forth in Paragraph 3.13 of the Company Disclosure Schedule:
(A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

     3.14 Employees. Except as provided in Section 3.13 hereof, no executive, key employee, or group of employees has any plans to terminate employment with Company.

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

Paragraph 3.14 of the Company Disclosure Schedule contains a true and complete list of all contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of Company property and related matters of Company with any current or former officer, director, employee, or consultant. Except as provided in Paragraph 3.14 of the Company Disclosure Schedule, Company will not have any responsibility for continuing any Person in the employ (or retaining any person as a consultant) of Company from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of Company at or prior to the Closing. Payment in full to all of the employees and consultants of Company of all wages, salaries, commissions, bonuses, benefits, and other compensation due to such employees and consultants, or otherwise arising under any policy, practice, agreement, plan program, statue, or other law, has been made. There is no known or reasonably anticipated grievance of any employee or consultant which might have a Material Adverse Effect on Company.

     3.15 Status of Investors. Each shareholder of Company shall qualify under Rule 506 of Regulation D as a appropriate investor in Mezzanine in the Merger transaction.

     3.16 Accuracy of All Statements Made by Company. No representation or warranty by Company in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of Company pursuant to this Agreement, nor any document or certificate delivered to Mezzanine or Newco by Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

4.   REPRESENTATIONS AND WARRANTIES OF MEZZANINE AND NEWCO

     Mezzanine and Newco, jointly and severally, represent and warrant to Company that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the Mezzanine Disclosure Schedule attached hereto. The Mezzanine Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered sections contained in this Article 4. These representations and warranties are made as an inducement for Company to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, Company would not be a party hereto.

     4.1  Organization and Good Standing.

          4.1.1 Mezzanine is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. Except for its interest in Newco, Mezzanine does not have any Subsidiaries or own any interest in any other entity.

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

          4.1.2 Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. Newco does not have any Subsidiaries or own any interest in any other entity. Newco owns no property or other assets.

     4.2  Capitalization.

          4.2.1 The authorized capital stock of Mezzanine consists of (i) 100,000,000 shares of Common Stock, of which 1,914,000 shares are issued and outstanding as of the date of this Agreement, 20,000,000 shares of Preferred Stock of which none is outstanding, and no shares of Common Stock which are issuable upon the exercise of options, warrants and conversion rights. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Paragraph 4.2.1 of the Mezzanine Disclosure Schedule, (i) no shares of Mezzanine's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Mezzanine; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Mezzanine, or contracts, commitments, understandings or arrangements by which Mezzanine is or may become bound to issue additional shares of capital stock of Mezzanine or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Mezzanine; (iv) there are no agreements or arrangements under which Mezzanine is obligated to register the sale of any of its securities under the Securities Act, except for the shares of Mezzanine Common Stock to be issued in the Merger; (v) there are no outstanding securities of Mezzanine which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Mezzanine is or may become bound to redeem a security of Mezzanine; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; (vii) Mezzanine does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of Mezzanine's capital stock.

          4.2.2 The authorized capital stock of Newco consists of 1,000 shares of common stock, $.001 par value per share, of which 10 shares are issued and outstanding and held by Mezzanine. All of the issued shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating Newco to issue or to transfer any additional shares of capital stock of any class.

     4.3 Authorization; Enforcement; Compliance with Other Instruments. (i) Mezzanine and Newco have the requisite corporate power and authority to enter into and perform all actions required under this Agreement; (ii) the execution and delivery of this Agreement by Mezzanine and Newco and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Mezzanine and Newco and no further consent or authorization is required by Mezzanine or Newco or their Boards of Directors; (iii) this Agreement has been duly and validly executed and delivered by Mezzanine and Newco; and (iv) this Agreement constitutes the valid and binding obligations of Mezzanine and Newco enforceable against each in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

     4.4 No Conflicts. The execution, delivery and performance of this Agreement by Mezzanine and Newco and the consummation by Mezzanine and Newco of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation or the Bylaws of Mezzanine or Newco, or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which Mezzanine or Newco is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations) applicable to Mezzanine and Newco or by which any property or asset of Mezzanine or Newco is bound or affected. Except as disclosed in Paragraph
4.4 of the Mezzanine Discloser Schedule, neither Mezzanine nor Newco is in violation of any term of, or in default under, the Articles of Incorporation, Bylaws or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to Mezzanine or Newco, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect on Mezzanine or Newco. The business of Company is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect on Company. Except as specifically contemplated by this Agreement, Company is not required to obtain any consent, authorization, permit or order of any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement in accordance with the terms hereof.

     4.5 SEC Documents; Financial Statements. Mezzanine has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of Section 13(a) of the Exchange Act for the years ended December 31, 2004 and 2003, and the period from the year ended December 31, 2004, through the date of this Agreement, (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). Mezzanine has delivered to Company or its representatives, or they have had access through EDGAR, true and complete copies of the SEC Documents. As of their respective dates, or as subsequently amended, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the

SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, or as included in amended filings, the financial statements of Mezzanine included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Mezzanine as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     4.6 Liabilities. Except as provided in Paragraph 4.5 of the Mezzanine Disclosure Schedule, there are no material liabilities of Mezzanine, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of Mezzanine, its agents or servants which are not disclosed by or reflected in the financial statements contained in the SEC Documents. There are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of Mezzanine.

     4.7 Litigation. To the best knowledge and reasonable belief of Mezzanine, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving Mezzanine or Newco, or their assets, properties, or business, nor does Mezzanine or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of Mezzanine or Newco is a party adverse to Mezzanine or Newco or has a material interest adverse to Mezzanine or Newco.

     4.8 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by Mezzanine, and there are no unpaid taxes which are, or could become a lien on the properties and assets of Mezzanine, except as provided for in the financial statements of Mezzanine, or have been incurred in the normal course of business of Mezzanine since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by Mezzanine.

     4.9 Legality of Shares to be Issued. The shares of Mezzanine Common Stock to be issued by Mezzanine pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by Mezzanine and will be fully paid and nonassessable.

     4.10 Accuracy of All Statements Made by Mezzanine and Newco. No representation or warranty by Mezzanine or Newco in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by Mezzanine or Newco pursuant to this Agreement, nor any document or certificate delivered to Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

5.   COVENANTS OF THE PARTIES

     5.1  Access to Information.

          5.1.1 Mezzanine and Newco, and their authorized representatives, shall have full access during normal business hours to all properties, books, records, contracts, and documents of Company, and Company shall furnish or cause to be furnished to Mezzanine and Newco, and their authorized representatives, all information with respect to the affairs and business as Mezzanine and Newco may reasonably request. Mezzanine and Newco shall hold, and shall cause their representatives to hold, all such information and documents confidential, other than information that (i) is in the public domain at the time of its disclosure to Mezzanine and Newco; (ii) becomes part of the public domain after disclosure through no fault of Mezzanine or Newco; (iii) is known to Mezzanine or Newco, or any of their officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of Company. In the event this Agreement is terminated prior to Closing, Mezzanine and Newco shall, upon the written request of Company, promptly return all copies of all documentation and information provided by Company hereunder.

          5.1.2 Company and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of Mezzanine and Newco, and Mezzanine and Newco shall furnish or cause to be furnished to Company and its authorized representatives all information with respect to its affairs and business Company may reasonably request. Company shall hold, and shall cause its representatives to hold all such information and documents confidential, other than information that (i) is in the public domain at the time of its disclosure to Company; (ii) becomes part of the public domain after disclosure through no fault of Company; (iii) is known to Company or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of Mezzanine or Newco, as applicable. In the event this Agreement is terminated prior to Closing, Company shall, upon the written request of Mezzanine or Newco, promptly return all copies of all documentation and information provided by Mezzanine or Newco hereunder.

     5.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date:

          5.2.1 The parties shall each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting, or operation.

          5.2.2 Company shall not dispose, license, or transfer rights to any assets of Company, except in the ordinary course of business.

          5.2.3 Company shall not materially increase the annual level of compensation of any employee and shall not increase the annual compensation of any person whose compensation from the Company in the last preceding fiscal year exceeded $50,000.

          5.2.4 Company shall not grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director, or consultant, except as consistent with past practices by formulas of Company.

          5.2.5 Company shall not increase, terminate, amend, or otherwise modify any plan for the benefit of employees.

          5.2.6 Company shall not issue any equity securities or options, warrants, or convertible securities, except for customary grants of options to newly hired employees.

          5.2.7 Company shall not pay any dividend, redeem any securities, or otherwise distribute assets of Company to any of its shareholders, except by way of compensation to employees who are also shareholders and within the limitations set forth in subsections 5.2.3 and
5.2.4 above.

          5.2.8 Company shall not terminate any employee who Mezzanine has indicated to Company in writing that it desires to retain subsequent to Closing.

          5.2.9 Company shall not borrow any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of Company's business in a manner, and in amounts, consistent with historical practices.

     5.3 Shareholders' Approval. Prior to Closing, Newco and Company shall each obtain shareholder approval of the Merger.

     5.4 Shareholder Representation Forms. Prior to or at Closing Company shall furnish to Mezzanine a representation form acceptable to Mezzanine as to the qualification of each shareholder of Company as an Accredited Investor or a sophisticated investor, and other provisions reasonably necessary to qualify the issuance of the shares in this Merger for an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) or 4(6) of the Securities Act, or Rule 506 of Regulation D promulgated by the SEC thereunder.

     5.5 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither Mezzanine or Newco, nor their officers or agents, has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

     5.6 Publicity. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

     5.7 Expenses. Company shall pay the full expense incurred by Mezzanine for the review of the Company Financials by the auditor for Mezzanine. Company shall also pay the legal expenses of counsel for Mezzanine for the Merger. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

     5.8  Exclusive Dealing.

          5.8.1 During the term of this Agreement, Company shall not, directly or indirectly, through any representative or otherwise, solicit, negotiate with or in any manner encourage, discuss or accept any proposal of any other person relating to the acquisition of Company, shares of its capital stock purchased from Company, or its assets or business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination (other than sales of inventory in the ordinary course of Company's business) and whether through disposing, licensing or transferring the rights to any of the Company's assets to a third party (collectively, an "Alternative Transaction"). Company will immediately notify Mezzanine regarding any contact between Company or its representatives and any other person regarding any proposed Alternative Transaction or any related inquiry. In the event that Company receives a proposal for an Alternative Transaction (an "Alternative Transaction Proposal"), Company will immediately give written notice to Mezzanine setting forth the identity of the proposed party and the price and terms of the Alternative Transaction Proposal. Mezzanine shall have the right, exercisable within the fifteen business days following receipt of such notice, to effect the Alternative Transaction on the same economic terms as those set forth in the Alternative Transaction Proposal. Notwithstanding anything to the contrary contained herein, if Mezzanine terminates this Agreement pursuant to subsection 9.1.2 hereof, the exclusive dealing provisions of this Section 5.8 shall be terminated and Company shall, immediately upon such termination, be permitted to pursue an Alternative Transaction.

          5.8.2 In the event that the Company breaches subsection 5.8.1 above and this Agreement is terminated by Mezzanine pursuant to Section 9.1.3 hereof, and, within 12 months after such breach or termination, Company closes an Alternative Transaction, then, immediately upon such closing, Company shall pay to Mezzanine 10% of the total consideration (including the assumption of any liabilities of Company), cash and non-cash (as, when and in such proportion as such consideration is received by the shareholders) paid to Company or its shareholders in the Alternative Transaction. Notwithstanding the foregoing, if Mezzanine terminates this Agreement pursuant to Section 9.1.2 below, the break-up provisions in this subsection
5.8.2 shall only apply if the economics and structure of the transaction in this Agreement are substantially the same as those contemplated in this Alternative Transaction.

     5.9 Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

6.   SURVIVAL AND INDEMNIFICATION

     6.1 Survival of Representations and Warranties. All of the representations, warranties, covenants, and agreements contained in this Agreement and in any certificate, exhibit, schedule, document, or other writing delivered pursuant hereto have been relied upon and shall survive the Closing; provided, that any representations and warranties contained in
Section 3 or Section 4 shall be fully effective and enforceable only for a period from the Closing Date through and until the second anniversary of the Closing Date and shall thereafter be of no further force or effect, except as to claims for indemnification timely made pursuant to this Article 6 which shall survive until resolved or judicially determined.

     6.2 Indemnification Provisions for the Benefit of Mezzanine. In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any Company representations, warranties, and covenants contained in this Agreement, and, provided that Mezzanine makes a written claim for indemnification against Company pursuant to Section 10.1 below within the survival period set forth in Section 6.1 above, then Company agrees to indemnify Mezzanine from and against any Adverse Consequences Mezzanine may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Mezzanine may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or the alleged misrepresentation or breach).

     6.3 Indemnification Provisions for the Benefit of Company. In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of Mezzanine's representations, warranties, and covenants contained in this Agreement, and, provided that Company makes a written claim for indemnification against Mezzanine pursuant to Section 10.1 below within the survival period set forth in Section 6.1 above, then Mezzanine agrees to indemnify Company from and against any Adverse Consequences Company may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Company may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or the alleged misrepresentation or breach).

     6.4  Matters Involving Third Parties.

          6.4.1 If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party (the "Indemnifying Party") under this Article 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          6.4.2 The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim;
(ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          6.4.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4.2 above, (i) the Indemnified Party may retain separate co-counsel at its sole expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and
(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          6.4.4 In the event any of the conditions in Section 6.4.2 above is or become unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith);
(ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6.

     6.5 Other Indemnification Provisions. The foregoing indemnification provisions under this Article 6 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

7.   CONDITIONS PRECEDENT TO MEZZANINE AND NEWCO'S OBLIGATIONS

     Each and every obligation of Mezzanine and Newco to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     7.1 Truth of Representations and Warranties. The representations and warranties made by Company in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

     7.2 Performance of Obligations and Covenants. Company shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at Closing.

     7.3 Officer's Certificate. Mezzanine shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to Mezzanine), executed by an executive officer of Company, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

     7.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

     7.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of Company to conduct its business or the earning power thereof on the same basis as in the past.

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY

     Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     8.1 Truth of Representations and Warranties. The representations and warranties made by Mezzanine and Newco in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

     8.2 Performance of Obligations and Covenants. Mezzanine and Newco shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

     8.3 Officer's Certificate. Company shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to Company), executed by an executive officer of Mezzanine and Newco, certifying to the fulfillment of the conditions specified in subsections 8.1 and 8.2 hereof.

     8.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

     8.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of Mezzanine to conduct its business or the earning power thereof on the same basis as in the past.

9.   TERMINATION

     9.1 Method of Termination. This Agreement may be terminated at any time prior to Closing:

          9.1.1     by mutual written consent of Mezzanine and Company;

          9.1.2 by either Mezzanine or Company, by written notice to the other party hereto if the closing as contemplated by this Agreement shall not have been consummated on or before December 31, 2005 (or such later date as these parties may agree), provided that the party terminating this Agreement shall not then be in material breach of any of its obligations under this Agreement;

          9.1.3 by Mezzanine if (i) there has been a material misrepresentation, breach of warranty, or breach of covenant by Company under this Agreement, or (ii) any of the conditions precedent of Closing set forth herein have not been met on or before the Closing Date, and, in each case, Mezzanine is not then in material default of its obligations hereunder; or

          9.1.4 by Company if (i) there has been a material misrepresentation, breach of warranty, or breach of covenant by Mezzanine under this Agreement, or (ii) any of the conditions precedent of Closing set forth herein have not been met on or before the Closing Date, and, in each case, Company is not then in material default of its obligations hereunder.

     9.2  Effect of Termination.

          9.2.1 In the case of any termination of this Agreement, the provisions of Sections 5.1 and 5.8 shall remain in full force and effect.

          9.2.2 Upon termination of this Agreement as provided in subsection 9.1.1, except as stated in subsection 9.2.1 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents, or other representatives.

          9.2.3 In the event of termination of this Agreement as provided in subsections 9.1.2, 9.1.3, or 9.1.4 hereof, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.

     9.3 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.3 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power, or privilege shall operate as a waiver thereof, or shall any single or partial exercise of any right, power, or privilege preclude the exercise of any other right, power, or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies at law or in equity that such party may have against the other party or parties.

10.  MISCELLANEOUS

     10.1 Notices. All notices and communications provided for herein shall be in writing and shall be deemed to be given or made on (i) the date of delivery, if delivered in person, by a nationally recognized overnight delivery service, or by facsimile, or (ii) three business days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, to the party entitled to receive the same, to the address or facsimile number set forth below, or at such other address or facsimile number as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection.

          Mezzanine and Newco:     170 Newport Center Dr.
                                   Suite 220
                                   Newport Beach, CA 92660
                                   Attn:  Eric Chess Bronk, President
                                   FAX:  (949) 644-0096

          With Copy to:            Ronald N. Vance, Esq.
                                   57 West 200 South, Suite 310
                                   Salt Lake City, UT 84101
                                   FAX:  (801) 359-9310

          Company:                 4080 Paradise Road
                                   Suite 15-168
                                   Las Vegas, NV 89706
                                   Attn:  Jason Daggett, President

     10.2 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including reasonable attorneys' fees, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Nevada.

     10.3 Governing Law and Venue.

          10.3.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the choice of law principals thereof.

          10.3.2 The parties hereto irrevocably submit to the jurisdiction of the Courts of the State of Nevada located in Clark County and the United States District Court of Nevada in any action arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action may be heard and determined in such state or federal court. The parties hereto irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

     10.4 Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.

     10.5 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

     10.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

     10.7 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

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

     10.8 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

     10.9 Amendment. This Agreement or any provision hereof may not be changed, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, termination, or discharge is sought.

     10.10 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

     10.11 Drafting. This Agreement was drafted with the joint participation of the parties and/or their legal counsel. Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.

     10.12 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     10.13 Exhibits and Schedules. Each of the exhibits and schedules referenced in this Agreement are annexed hereto and are incorporated herein by this reference and expressly made a part hereof. The following exhibits are attached hereto:

               Exhibit "A"         Articles of Merger
               Exhibit "B"         Description of Registration Rights
               Exhibit "C"         Employment Agreement of Jason Daggett

     10.14 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement of Merger as of the day and year first above written.

                                        MEZZANINE, INC.

                                        By: /s/ Eric Chess Bronk
                                            Eric Chess Bronk, President


                                        MEZZANINE ACQUISITIONS CORP.

                                        By: /s/ Eric Chess Bronk
                                            Eric Chess Bronk, President


                                        THE LIQUID GROUP, INC.

                                        By: /s/ Jason Daggett
                                            Jason Daggett, President


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